BRITISH
COLUMBIA

Number: BC1084297

CERTIFICATE
OF
CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that REWARDSTREAM SOLUTIONS INC. changed its name to BALSAM TECHNOLOGIES CORP. on October 8, 2020 at 02:24 PM Pacific Time.

Issued under my hand at Victoria, British Columbia
On October 8, 2020

CAROL PREST
Registrar of Companies
Province of British Columbia
Canada

ELECTRONIC CERTIFICATE